EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

      We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-116652, 333-116777, 333-116788, 333-116789, and 333-116790) pertaining to the Employee Stock Option Plans of Liberty Media International, Inc. of our report dated May 6, 2005 with respect to the combined financial statements of NTL Ireland included in this Form 8-K of Liberty Media International, Inc.

Ernst & Young

Dublin, Ireland
May 6, 2005